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EXHIBIT 23: CONSENT OF INDEPENDENT AUDITORS

To the Stockholder and Board of Directors of Harris Bankcorp, Inc.

We consent to incorporation by reference in Registration Statement No. 33-28909 on Form S-3 of Harris Bankcorp, Inc. of our report dated January 27, 1995, relating to the consolidated statements of condition of Harris Bankcorp, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years then ended, which report appears on page 57 of the December 31, 1994 Annual Report on Form 10-K of Harris Bankcorp, Inc.

Coopers & Lybrand L.L.P.               KPMG Peat Marwick LLP

Chicago, Illinois
March 28, 1995